Pricing Supplement dated May 16, 1997                            Rule 424(b)(3)
(To Prospectus dated December 6, 1996 and                    File no. 333-15635
Prospectus Supplement dated December 6, 1996)

                             NEW PLAN REALTY TRUST

                         Medium-Term Note - Fixed Rate
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Face Amount:                                $30,000,000
Issue Price:                                100%
Interest Rate:                              7.35%
Interest Payment Dates:                     June 15 and December 15
Regular Record Dates:                       May 31 and November 30
Stated Maturity Date:                       June 15, 2007
Denominations (if other than
$1000 and integral multiples thereof).      _________________

Trade Date:                                 May 13, 1997
Original Issue Date:                        May 16, 1997
Net Proceeds to Issuer:                     $29,823,900
Agent's Commission:                            $176,100
Name of Agent:                              Merrill Lynch & Co.
Agent acting in the capacity indicated below:
       [ ] As Agent
       [X] As Principal
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Day Count Convention:
       [X] 30/360 for the period from         May 16, 1997 to June 15, 2007
       [ ] Actual/360 for the period from                  to
       [ ] Actual/Actual for the period from               to
       [ ] Other (see attached)                            to

Redemption:
       [X] The Notes cannot be redeemed prior to the Stated Maturity Date.
       [ ] The Notes may be redeemed prior to Stated Maturity Date.
           Initial Redemption Date:
           Initial Redemption Percentage:    %
           Annual Redemption Percentage Reduction:     % until Redemption
             Percentage is 100% of the Principal Amount.

Repayment:
       [x] The Notes cannot be repaid prior to the Stated Maturity Date.
       [ ] The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
           Optional Repayment Date(s):
           Repayment Price:     %

Original Issue Discount:            [ ]   Yes         [X]   No
       Total Amount of OID:
       Yield to Maturity:
       Initial Accrued Period:

Form:  [X]   Book-entry             [ ]   Certificated

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